Exhibit 99.01

Financial Contact: John Riley
GoRemote Internet Communications
(408) 965-1377
investor@GoRemote.com

Media Contact: Rob Fuggetta
GoRemote Internet Communications
(408) 965-1165
rfuggetta@GoRemote.com

GoRemote Appoints Tom Thimot as President and CEO

Former Netegrity and Oracle Executive Brings Extensive Enterprise Sales Experience

MILPITAS, Calif., - August 2, 2004 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), formerly GRIC Communications, Inc., a leading provider of managed remote access solutions, today announced the appointment of Tom Thimot, currently a GoRemote Board member, as its President and Chief Executive Officer.  Simultaneously, GoRemote announced that Bharat Davé had resigned from these positions, as well as from the GoRemote Board, in order to pursue other interests.

Mr. Thimot, age 38, served from October 2002 to July 2004 as the Vice President of Sales and Service for Netegrity, Inc. (Nasdaq: NETE), a leading security software company.  In this key role, he was instrumental in helping the company to return to profitability and build sustained license revenue growth over several consecutive quarterly periods. From February 2001 to June 2002, Mr. Thimot served as President and Chief Operating Officer of Enigma, a privately held Israeli software company.  Between late 1994 and early 2001, he served in several capacities at Oracle Corporation, most recently as Area Vice President Central U.S. Sales.  In this position, he grew license revenues from $50 million to over $250 million in approximately two years.  Mr. Thimot has also served in various leadership positions at Price Waterhouse and Accenture (formerly Anderson Consulting).  He holds a Bachelor of Science degree in Mechanical Engineering from Marquette University.

“GoRemote is thankful to Bharat for his leadership, professionalism and many contributions during his three and a half years at the company,” said Hong Chen, Chairman.  “As CEO, Bharat initiated the transition to a direct enterprise sales model, a transition that has already shown substantial progress.  He also led our strategic acquisition of Axcelerant, Inc. during 2003.  We wish him all the best in his future endeavors.”

“Today marks the beginning of a new phase of GoRemote’s evolution,” stated Chen.  “By selecting Tom Thimot, a recently appointed Board member, to be the new President and CEO of GoRemote, the Board has turned to an experienced executive with a proven track record of success.  As Vice President of Sales and Service for Netegrity, Inc., a public company that is a recognized leader in enterprise security software, Tom was instrumental in Netegrity’s turnaround.  He was a key leader in their drive to profitability and sustained revenue growth.  Tom was also a tremendously successful sales executive at Oracle for many years, selling into the enterprise market.  His appointment is evidence of the Board’s commitment to our shareholders – a commitment to build shareholder value by returning GoRemote to profitability with all due speed and to build sustainable revenue growth.   The Board is confident that, under Tom’s leadership, GoRemote will have the ability to deliver on that commitment.”

“I am very excited to be at GoRemote and to assume the reins of leadership at a company with such a compelling value proposition,” said Thimot.  “Today’s economic and regulatory climate require large enterprises to provide a consistent, secure, low cost mechanism for their mobile employees and partners to access company information assets from outside the corporate office.  Go Remote is the recognized leader in providing secure remote access to the enterprise mobile work force.”

“The Board and management team are keenly aware of our fiduciary responsibility to GoRemote’s shareholders to return the company to sustained profitability and increased revenue momentum,” added Thimot.  “During the next few weeks we will complete a plan to accomplish both these goals and I intend to communicate that plan to you within thirty days.  I faced a similar challenge when I joined Netegrity two years ago and the record reflects that I met that challenge, consistently delivering results.  Having been entrusted to lead GoRemote, I intend to bring to bear the same experience, energy, passion and focus that paved the way for success at Netegrity.”

“Tom was one of the best Sales Vice Presidents at Oracle,” said Ray Lane, former Oracle President and Chief Operating Officer. “He consistently exceeded revenue goals, displayed insightful management skills and showed a keen understanding of market forces and future trends.”

The statements by Hong Chen and Tom Thimot are “forward-looking” statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of the release and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including possible interruptions to our business and unforeseen delays or issues in the deployment and use of our services by customers that may result from the change in our executive leadership, as well as the risks and uncertainties associated with our business that are detailed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

About GoRemote

GoRemote Internet Communications, Inc. (Nasdaq: GRIC) is the world’s leading provider of secure remote access solutions for distributed enterprises. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network™ is the world’s largest access network with more than 40,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1.408.955.1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners